Exhibit 10.22

WARRANT PURCHASE AGREEMENT

THIS WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 27, 2020 (the “Effective Date”), by and between CMI ACQUISITION, LLC, a Delaware limited liability company (the “Company”), and GORDON BROTHERS FINANCE COMPANY, a Delaware corporation (the “Holder”).

W I T N E S S E T H:

WHEREAS, the Company and Gordon Brothers Finance Company, LLC, a Delaware limited liability company (the “Predecessor Holder”), and certain other parties entered into that certain Term Loan Agreement, dated as of March 1, 2017 (as from time to time amended, restated, modified and/or supplemented, the “Term Loan Agreement”), pursuant to which the lenders under the Term Loan Agreement extended certain loans to the Company and the other borrowers under the Term Loan Agreement, upon the terms and subject to the conditions of the Term Loan Agreement;

WHEREAS, in connection with the transactions contemplated by the Term Loan Agreement, the Company executed and delivered to the Predecessor Holder that certain Warrant, dated as of March 1, 2017 (as from time to time amended, restated, modified and/or supplemented, the “Warrant”), pursuant to which the Company granted to the Predecessor Holder a warrant to purchase Class A Preferred Units of the Company, upon the terms and subject to the conditions of the Warrant;

WHEREAS, pursuant to a certain Assignment, dated as of November 3, 2020, the Predecessor Holder sold, assigned and transferred unto the Holder all of the Predecessor Holder’s right, title and interest in, to and under the Warrant and, accordingly, the Holder is the “Holder” under and as defined in the Warrant;

WHEREAS, the Company is proposing to repay all of the obligations under the Term Loan Agreement (the “Refinancing Transaction”), and if the Refinancing Transaction is consummated it will constitute an “Exercise Transaction” under and as defined in the Warrant; and

WHEREAS, the Holder has agreed to sell the Warrant to the Company, and the Company has agreed to purchase the Warrant from the Holder, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto do hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, the Holder hereby agrees to sell to the Company, and the Company hereby agrees to purchase from the Holder, at the Closing (as defined below), the Warrant in exchange for the Warrant Price (as defined below), which represents the negotiated and mutually agreed upon Fair Value (as defined in the Warrant and, as used herein, the “Fair Value”) of the Warrant.

2. Payment of Warrant Price. At the Closing (as defined below), the Company or its designee shall pay to the Holder Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Warrant Price”), all of which will be paid to the Holder in cash at the Closing in accordance with Section 4.2 below. The Company and the Holder acknowledge and agree that the Warrant Price constitutes the Fair Value of the Warrant.

3. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on Monday, December 28, 2020, or, in the event that the Refinancing Transaction has not occurred on or before such date, on such subsequent date that the Refinancing Transaction does occur (the “Closing Date”). Accordingly, the consummation of the Refinancing Transaction is a condition to the parties’ respective obligations to effect the Closing.

4. Deliveries at Closing.

4.1 Holder’s Deliveries. As a condition to the Company’s obligations hereunder, at the Closing, the Holder shall deliver the original copy of the Warrant to the Company, and any other documentation reasonably requested by the Company to evidence the assignment of the Warrant to the Company; provided, that, at the Holder’s election, in lieu of delivery of the original copy of the Warrant, in the event that the Holder is unable to locate the original copy, the Holder shall deliver a lost warrant affidavit reasonably satisfactory in form to the Company.

4.2 Company Deliveries. As a condition to the Holder’s obligations hereunder, at the Closing, the Company or its designee shall deliver to the Holder the Warrant Price in immediately-available funds by wire transfer to the bank account designated by the Holder in writing prior to the Closing Date.

5. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company, which representations and warranties shall survive the Closing, as follows as of the Effective Date and as of the Closing Date:

5.1 Ownership of Warrant. The Holder holds all right, title and interest in and to Warrant free and clear of any restrictions on transfer other than those set forth in the Warrant or imposed under federal and state securities laws, and free and clear of all security interests, liens, charges, encumbrances, options, warrants, purchase rights, contracts, commitments and claims.    The Holder has not sold, transferred or otherwise disposed of the Warrant and, other than this Agreement, the Holder is not a party to any contract or commitment that could require the Holder to sell, transfer or otherwise dispose of the Warrant.

5.2 No Other Equity Rights. The Warrant constitutes all of the options or warrants to purchase ownership interests in the Company or any of its affiliates owned, beneficially or of record, by the Holder and the Holder has no other options, warrants or other rights to acquire any ownership interests of the Company or any of its affiliates.

5.3 Authority and Enforceability. The Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and all other agreements, instruments and documents to be signed by the Holder in connection herewith when executed and delivered will constitute valid and legally binding obligations of the Holder, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws effecting creditors’ rights generally and general principles of equity, regardless of whether asserted in equity or at law. The Holder is not a debtor in a case commenced voluntarily or involuntarily under either federal or state bankruptcy or insolvency laws. No receiver has been appointed to take custody and control of the Holder or its assets or to operate or liquidate its business or assets.

5.4 No Conflict. Neither the execution and the delivery of this Agreement by the Holder nor the performance of its obligations hereunder will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Holder is subject, (ii) violate any organizational document of the Holder, nor (iii) result in the imposition or creation of any lien or encumbrance upon or with respect to the Warrant.

5.5 Information and Acknowledgements; Potential Transactions; Etc. The Holder has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of a sale of the Warrant to the Company pursuant to this Agreement, including, but not limited to, the risk that the Warrant Price may be less than the Fair Value of the Warrant as would be determined by an independent appraiser in accordance with the definition of Fair Value contained in the Warrant. Without limiting the generality of the foregoing, the Holder acknowledges and agrees that: (i) the Company has advised the Holder, and the Holder understands, that the Company and/or one or more of its subsidiaries may consummate, and is/are currently in the process of pursuing the consummation of, one or more transactions (including, but not limited to, an underwritten public offering by the Company (or a successor to the Company by way of conversion) of its equity securities (an “IPO”) and one or more acquisition opportunities or other business ventures) (each such transaction (including, but not limited to, an IPO) being a “Potential Transaction” and, collectively, the “Potential Transactions”) which, if consummated, may result in or imply a Fair Value of the Warrant (or, in turn, a value of the Class A Preferred Units for which the Warrant is exercisable) that materially exceeds the Warrant Price; (ii) the Holder is familiar with the business, financial condition and operations of the Company and its subsidiaries, and the Holder has had an opportunity to ask questions of, and to receive information from, the Company and its representatives and advisors concerning, the Company and its subsidiaries and the Potential Transactions (including, but not limited to, the nature and potential timing of any Potential Transaction) and to obtain any and all additional information necessary concerning the Company and its subsidiaries and the Potential Transactions to verify the accuracy of any information which the Holder deems relevant to make an informed decision as to the Holder’s sale of the Warrant to the Company and the determination of the amount of the Warrant Price; (iii) by consummating the transactions contemplated by this Agreement, the Holder is irrevocably and unconditionally waiving, and is releasing, any right to receive any payment or other consideration for the Warrant (other than the Warrant Price), including, but not limited to, any payment or other consideration due to the consummation of any Potential Transaction (or any other event or increase in the value of the Company) that results in or implies a Fair Value of the Warrant (or, in turn, a value of the Class A Preferred Units for which the Warrant is exercisable) that exceeds the Warrant Price, or otherwise; (iv) the value that the Holder could realize by exercising the Warrant could materially exceed the Warrant Price and, notwithstanding the foregoing, the Holder is electing to sell the Warrant to the Company pursuant to this Agreement in exchange for payment of the Warrant Price; and (v) given the foregoing acknowledgements and representations by the Holder, the Holder has knowingly and voluntarily chosen to forego a determination of the Fair Value of the Warrant by an independent appraiser in accordance with the definition of Fair Value contained in the Warrant.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder, which warranties and representations shall survive the Closing, as follows as of the Effective Date and as of the Closing Date:

6.1 Authority and Enforceability. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and, if any, all other agreements, instruments and documents to be signed by the Company in connection herewith when executed and delivered will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws effecting creditors’ rights generally and general principles of equity, regardless of whether asserted in equity or at law. The Company is not a debtor in a case commenced voluntarily or involuntarily under either federal or state bankruptcy or insolvency laws. No receiver has been appointed to take custody and control of the Company or its assets or to operate or liquidate its business or assets.

6.2 No Conflict. Neither the execution and the delivery of this Agreement by the Company nor the performance of its obligations hereunder will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject nor (ii) violate the Company’s certificate of formation, operating agreement or other governing documents.

7. Release.

7.1 Release by Holder. For value received, effective as the Closing, the Holder, on behalf of itself and its successors, assigns, officers, directors, managers, shareholders, members, partners, employees, agents, representatives and affiliates, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge the Company, its successors, assigns, officers, directors, managers, members, employees, agents, representatives, subsidiaries and affiliates, and their respective beneficiaries, heirs, and executors (collectively, the “Company Released Parties”), from any and all claims, demands, damages, costs, compensation, expenses, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, actual or contingent, liquidated or unliquidated, suspected or claimed, arising from or relating to the Warrant, the Holder’s ownership of the Warrant or the Holder’s sale of the Warrant to the Company under this Agreement. For the avoidance of doubt, the matters released and discharged pursuant to this Section 7.1 include, but are not limited to, any and all claims, demands, damages, costs, compensation, expenses, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, actual or contingent, liquidated or unliquidated, suspected or claimed, relating to the right to receive any payment or other consideration for the Warrant (other than the Warrant Price), including, but not limited to, any payment or other consideration due to the consummation of any Potential Transaction (or any other event or increase in the value of the Company) that results in or implies a Fair Value of the Warrant (or, in turn, a value of the Class A Preferred Units for which the Warrant is exercisable) that exceeds the Warrant Price, or otherwise.

7.2 Release by the Company. For value received, effective as of the Closing, the Company, on behalf of itself and its successors, assigns, officers, directors, managers, shareholders, members, partners, employees, agents, representatives and affiliates, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge the Holder, its successors, assigns, officers, directors, managers, members, employees, agents, representatives, subsidiaries and affiliates, and their respective beneficiaries, heirs, and executors (collectively, the “Holder Released Parties”), from any and all claims, demands, damages, costs, compensation, expenses, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, actual or contingent, liquidated or unliquidated, suspected or claimed, arising from or relating to the Warrant, the Holder’s ownership of the Warrant or the Company’s purchase of the Warrant under this Agreement.

7.3 No Claims Against any Released Party. The Holder irrevocably covenants that, from and after the Closing, it will not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Company Released Party in respect of any of the matters released and discharged pursuant to Sections 7.1, and the Company irrevocably covenants that, from and after the Closing, it will not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Holder Released Party in respect of any of the matters released and discharged pursuant to Sections 7.2.

7.4 Acknowledgment. The Holder and the Company each acknowledge that it has thoroughly read and reviewed the terms and provisions of this Section 7, is familiar with the terms hereof; that the terms and provisions contained herein are fully understood by it and have been fully and unconditionally agreed to by it in exchange for value received under this Agreement and as an integral part thereof and that it has had the full benefit of advice of counsel of its own selection relative hereto and has freely, knowingly and voluntarily executed this Agreement on the date hereof.

8. Termination of Warrant. At the Closing, the Warrant shall be immediately and automatically terminated and cancelled and shall be of no further force or effect. Execution of Additional Documents. From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such agreements, documents and instruments, and shall take, or cause to be taken, all such actions, as such other party may reasonably deem necessary to carry out the intent and purposes of this Agreement.

10. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Holder and the Company may not assign its rights or obligations hereunder, other than to an affiliate, without the prior written consent of the non-assigning party.

11. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; on the next business day following receipt if transmitted by telecopy, electronic or digital transmission method; upon receipt, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

If to the Company:	CMI Acquisition, LLC c/o SkyWater Technology Foundry, Inc. 2401 E 86th Street Bloomington, MN 55425 Attn.: Chief Financial Officer

If to the Holder:	Gordon Brothers Finance Company 40 East 52nd Street New York, NY 10022 Attn: Jason Mehring, Chairman

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. To the extent jurisdiction exists, any claim arising pursuant to this Agreement shall be filed in a state or federal court located in the State of Delaware.

13. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among such parties. This Agreement may be amended, modified or supplemented only by a writing signed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14. Multiple Counterparts. This Agreement may be executed in one or more counterparts, including a facsimile or other electronic copy thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement. A facsimile or electronically transmitted signature shall have the same force and effect as an original and shall bind any party signing in such manner. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties hereto.

15. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

16. Captions, Gender Reference, etc. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular and plural, and any other gender, masculine, feminine or neuter, as the context requires.

17. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing: (a) by mutual written consent of the Company and the Holder, (b) by the Holder, if the Refinancing Transaction and, in turn, the Closing shall not have occurred on or prior to January 15, 2021, and (c) by the Company, if the Refinancing Transaction and, in turn, the Closing shall not have occurred on or prior to January 15, 2021.

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and delivery this Warrant Purchase Agreement as of the date first written above.

CMI ACQUISITION, LLC

/s/ Steve Manko
By:	Steve Manko
Its:	CFO

GORDON BROTHERS FINANCE COMPANY

By:
Its:

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and delivery this Warrant Purchase Agreement as of the date first written above.

CMI ACQUISITION, LLC

By:
Its:

GORDON BROTHERS FINANCE COMPANY

/s/ Jason Mehring
By:	Jason Mehring
Its:	Chairman